Exhibit 99.1

SARAH BOYCE GOLDEN APPOINTED TO OLD POINT BOARD OF DIRECTORS

Hampton, Va., March 21, 2022 (PR NEWSWIRE) – Old Point is pleased to announce that Sarah Boyce Golden has been appointed to the Board of Directors for Old Point Financial Corporation (the Company or Old Point) (Nasdaq: OPOF) and Old Point National Bank (the Bank).

Ms. Golden is the President and Chief Administrative Officer for The GBS Group, which she co-founded in 2005. The GBS Group is an engineering services firm with offices located in Virginia Beach, Washington D.C., Philadelphia, and San Diego and serves the U.S. Navy as well as the maritime, rail, and transportation industries. In her current role, she provides oversight for the finance, human resources, facilities, and information technology functions at The GBS Group, as well as insurance, security, and contracts. Ms. Golden has over 28 years of business and engineering experience and prior to The GBS Group, she was the President and CEO for Advanced Internet Marketing, Inc., an engineer for Fleet Technical Support Center, and a consultant for Deloitte & Touche Tax Technologies. Ms. Golden earned her Bachelor of Science in computer engineering from Old Dominion University, graduating Magna Cum Laude.

Ms. Golden has served on the Bank’s Southside regional board for the last 5 years. She also currently serves on the boards of Samaritan House and Women Against Violence and is a graduate of the CIVIC Leadership Institute. In addition, she is a founding member of the board for Old Dominion University’s Women’s Initiative Network, a women student mentorship group.

“Sarah’s technical knowledge and business management experience coupled with her dedication to Old Point and support of our community make her a valuable asset as a director and reflects our commitment to excellence. We proudly welcome her to the board for Old Point Financial Corporation and Old Point National Bank,” said Robert Shuford, Jr., Chairman, President, and CEO for the Company and the Bank.

About Old Point
Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Trust & Financial Services, N.A., which serve the Hampton Roads and Richmond regions of Virginia as well as operate a mortgage loan production office in Charlotte, North Carolina. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial services. Old Point Trust is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or (757) 728-1743.